FOR IMMEDIATE RELEASE

New York Recovery REIT, in Anticipation of Public Listing, Announces Promotion of Michael A. Happel to President and Appoints Gregory W. Sullivan as Chief Financial Officer and Chief Operating Officer

New York, New York, March 17, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR” or the “Company”), in anticipation of its previously announced public listing, announced that it would redesign its management team, promoting Michael A. Happel to President and appointing Gregory W. Sullivan as Chief Financial Officer and Chief Operating Officer. Mr. Happel will become president immediately, while Mr. Sullivan’s appointment becomes effective as of April 21, 2014.

“We have repeatedly underscored the importance of identifying the right intellectual capital to lead each of our investment strategies so as to maximize value to our shareholders,” explained Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company. “By elevating Michael’s role to that of president, and attracting a strong chief financial officer of the caliber of Greg Sullivan, we have placed New York Recovery in able hands as it secures listed status.”

The Company, a non-traded REIT, had previously announced that it had retained Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC, as financial advisors to assist its board in evaluating its strategic options in terms of creating liquidity for its shareholders.

In this regard, Mike Happel commented, “As New York Recovery REIT continues to assess the various strategic initiatives which the Company may utilize to harvest shareholder value, following its successful closing of its $1.5 billion initial public offering, an executive with Greg’s talent, leadership skills and experience will be invaluable. Along with the Company’s board of directors, I have tremendous confidence in his ability to advance our vision of building the world’s premier New York City-focused REIT.”

Gregory Sullivan added, “I am truly excited to become part of the New York Recovery REIT, and I look forward to contributing to the continuing successful construction and expansion of the business for the benefit of its investors.”

Mr. Sullivan comes to NYRR from STAG Industrial, Inc. (NYSE: STAG) (“STAG”), where he served as Chief Financial Officer since STAG’s initial public offering in April 2011. Prior to STAG’s formation, he served on the Board of Managers of STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011. Mr. Sullivan served as Executive Vice President for Corporate Development for New England Development LLC (NED) from 2002 to 2011, where his role was to expand and diversify NED's real estate and non-real estate private equity activities. Mr. Sullivan was also the Executive Vice President and Chief Financial Officer of TrizecHahn Corporation, a public real estate company headquartered in Toronto. From 1987 to 1994, Mr. Sullivan was employed in various capacities at AEW Capital Management in Boston, including overseeing investments for its real estate opportunity fund and heading its capital markets group. In addition, from 1982 to 1987, he was a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company, and, from 1980 to 1982, he operated as an investment banker at Smith Barney in New York. Mr. Sullivan received his Bachelor of Sciences degree from the University of Vermont and his Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

Michael A. Happel served as Executive Vice President and Chief Investment Officer since the Company’s formation in October 2009. Mr. Happel was also the Executive Vice President and Chief Investment Officer of the Company’s property manager and advisor since their formation in November 2009. Mr. Happel has over 20 years of experience successfully investing in real estate, including office, retail, multifamily, industrial, and hotel properties, as well as real estate companies. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds (“MSREF”) in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he worked at Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, President
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500